Exhibit 99.1

XpresSpa Announces Third Quarter 2019 Financial Results

Continued traction in strengthening operations and financial performance

Comparable store sales increased 3.7%; Average sales per store increased 8.1%

Operating loss from continuing operations reduced by 36.4% over prior year period

NEW YORK, November 14, 2019 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness company, today announced financial results for the quarter ending September 30, 2019.

Doug Satzman, XpresSpa Group CEO, stated, “Third quarter results demonstrate that our business turnaround is continuing to take shape, although it is still early in the process. We generated our second consecutive quarter of positive comparable store sales growth, substantially increased our average sales per store, held store margin nearly steady despite a total revenues decline, substantially lowered our G&A expenditures, and recorded a significant reduction in our operating loss from continuing operations.”

Mr. Satzman continued, “Through a series of debt and equity transactions and with our stockholders’ approval, our balance sheet has been meaningfully improved and the previous preferred stockholders’ interests are now fully aligned through the conversion of certain preferred shares to common. We are thankful for the financial flexibility that we now have in executing our strategic priorities and look forward to building upon what we have already accomplished during the upcoming holiday travel season and beyond.”

Mr. Satzman added, “We are strengthening our store portfolio through disciplined growth, select renovations, and targeted closures. In September 2019, we opened our first franchised-operated spa as well as a second company-operated spa in Austin. On November 1, we opened our third spa in Las Vegas and we intend to open our fourth spa in Atlanta before Christmas. In addition, we are also elevating brand perceptions through our remodeling efforts with seven projects completed to date. Finally, we have pruned low volume and unprofitable locations out of lease cycle from the XpresSpa footprint, providing an immediate boost to our performance.”

Mr. Satzman concluded, “We are making progress in expanding and forging new strategic partnerships with brands that share our commitment to health and wellness. Specifically, our relationship with Calm.com for sleep, meditation, and relaxation products has been extended and broadened through July 31, 2021 while we recently announced a new partnership with Persona™, a leading personalized vitamin subscription program, through which we will offer subscriptions and retail nutrition packs which are designed especially for travelers through our stores. Our high-visibility real estate and affluent customer base make XpresSpa a desirable health and wellness partner for other innovative companies and we will continue to work on securing additional strategic partnerships.”

Strategic priorities:

•	Staffing up through recruiting, training, and retention while managing labor costs more effectively;
o	We seek to attract top talent across the organization, develop employees through training, and foster our people-first XpresSpa team culture;
o	We started utilizing a new online training tool that incorporates “gaming methodology” and is offered in three languages with great success which has increased participation;
o	We will be testing a new scheduling tool in the fourth quarter which is designed to help optimize our labor costs; and
o	Labor costs as a percentage of total revenues generally held at 46.6% in the third quarter 2019 compared to 46.4% in the third quarter 2018.
•	Building transactions through improved scheduling, increasing loyalty, and launching an XpresSpa App;
o	The first phase of the new in store App launched in May 2019 within all domestic spas and has enhanced customer scheduling, enabling us to gather more customer data, and reduce the number of walkaways. Loyalty transactions are reaching new highs with over 18% of our transactions in October coming from loyalty members; and
o	The second phase of the App will launch by spring 2020. It will enable customers to schedule a service in advance on their smartphone for an improved customer experience and reduced wait times, which in turn will allow us to expand our customer loyalty and increase the frequency of our best, highest spend customers.
•	Increasing product sales by enhancing our product assortment;
o	We have resolved our retail supply chain issues and are now able to provide our customers with a full assortment of the most desired products, styles, and colors that they seek;
o	We have expanded our Calm.com product line with a weighted sleep mask and will be launching a Calm.com weighted travel blanket before Christmas. These new Calm products are designed in collaboration with industry leader Gravity and exclusives to XpresSpa; and
o	Although product sales in aggregate declined due to fewer spas in operation, product sales grew 1.7% on an average store basis.
•	Selectively opening high performing new spas through a strategic approach to development;
o	We opened one new company-operated spa in Austin-Bergstrom International Airport (main terminal, section B) in September. Las Vegas McCarran International Airport (terminal B) has since opened in November 2019 and Hartsfield–Jackson Atlanta International Airport (terminal E) is expected to open in December. Philadelphia International Airport (terminal B) is now expected to open in early 2020; and
o	Our first franchise spa opened as our second location in Austin-Bergstrom International Airport (main terminal, section J) in September 2019.
•	Improving the guest experience through new employee training programs;
•	Renovating spas to elevate brand perceptions;
o	We have renovated seven spas to-date, representing approximately 15% of spa our portfolio.
•	Closing spas with negative contribution;
o	We closed five spas during the third quarter of 2019, including our only off-airport spa. Three of these closures were the result of lease expirations that unfortunately could not be renewed while the remaining two closures reflect our systematic pruning of underperforming locations during this transition year.

•	Managing G&A expenditures;
o	We will continue to streamline processes and reduce costs at the field and corporate level;
o	We relocated our Global Support Center in New York City to 254 W 31st Street in October 2019, which will yield an annual cost reduction of $0.3 million in occupancy expenses; and
o	G&A declined $0.8 million during the third quarter of 2019 compared to the same period in the prior year, despite $0.4 million in professional service fees related to strengthening our financial condition through a series of debt and equity transactions that were approved by stockholders in October 2019.
•	Activating new partnerships;
o	We extended and broadened our relationship with Calm.com for sleep, meditation, and relaxation products through July 31, 2021 and expanded our partnership to include XpresSpa’s international locations. In addition, we are looking to collaborate on possibly testing an expanded Calm.com brick-and-mortar experience at select domestic spas;
o	We signed a strategic partnership with Persona™, a Nestlé Health Science (NHSc) company, and leading personalized vitamin subscription program. XpresSpa will offer Persona’s subscriptions and products in all of its domestic airport locations with staff trained on the products by Persona’s nutritionists. Customers will be able to purchase three different nutrition packs designed especially for travelers to support relaxation, immunity or jet lag, with customers receiving an exclusive discount on their first order. We expect to launch Persona in our spas by year-end; and
o	We look forward to signing additional strategic partnerships that bring new products and services to our spas and that monetize our desirable real estate and affluent customer base.

Third Quarter 2019 Highlights

•	Total revenues was $12.5 million in 2019 compared to $12.9 million in the prior year. The decline was due to a net loss of six spas compared to the year-ago quarter, including five closures during the third quarter of 2019, offset by a 3.7% increase in comparable store sales. Average sales per store increased 8.1%.
•	Store margin was $2.8 million in 2019 compared to $2.9 million in the third quarter 2018. Both were 22.7% of total revenues.
o	Labor costs increased 20 basis points to 46.6% from 46.4% of total revenues based on lower turnover;
o	Occupancy costs decreased 30 basis points to 15.1% from 15.4% of total revenues, reflecting comparable store sales growth and the closure of underperforming locations; and
o	Products and other operating costs increased 20 basis points to 15.6% from 15.4% of total revenues, due to higher product costs, partially offset by leverage on comparable store sales growth, cost saving initiatives taken by management to streamline processes and reduce store level costs, and the closure of underperforming locations.

•	General and administrative expenses decreased 21.2% to $3.1 million in 2019 compared to $3.9 million in the third quarter 2018. The decrease is a result of our efforts to reduce administrative costs through streamlined processes at the corporate level, along with a reduction in stock-based compensation expenses versus the prior year. General and administrative expenses decreased 570 basis points to 24.8% from 30.5% of total revenues.
•	Operating loss from continuing operations decreased to $1.8 million compared to $2.9 million in the third quarter 2018.
•	Adjusted EBITDA* loss decreased to $302,000 in 2019 compared to Adjusted EBITDA loss of $363,000 in third quarter 2018.

*Comparable Store Sales and Adjusted EBITDA are a non-GAAP financial measure; see "Use of Non-GAAP Financial Measures" below. See tables below for abbreviated financial results for the third quarters 2019 and 2018.

Conference Call

XpresSpa Group, Inc. will host a conference call today at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing (631) 891-4304. A replay will be available after the call and can be accessed by dialing (412) 317-6671; the passcode is 10008086. The replay will be available until November 28, 2019.

The webcast can be accessed from Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related products, with 52 locations in 25 airports globally. XpresSpa offers services that are tailored specifically to the busy travel customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

(203) 682-8253

XpresSpa Group, Inc. and Subsidiaries

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2019 (Unaudited)	December 31, 2018
Current assets
Cash and cash equivalents	$2,432	$3,403
Retail inventory	854	782
Other current assets	690	1,574
Total current assets	3,976	5,759
Restricted cash	451	487
Property and equipment, net	9,621	11,795
Intangible assets, net	7,358	9,167
Operating lease right of use assets, net	9,818	—
Other assets	2,494	3,376
Total assets	$33,718	$30,584
Current liabilities
Accounts payable, accrued expenses and other	$7,761	$8,172
Senior secured note	—	6,500
Convertible notes, net	—	1,986
Total current liabilities	7,761	16,658
Senior secured note, net	4,153	—
Convertible note, net	1,046	—
Derivative liabilities	6,088	476
Operating lease liabilities	9,818	—
Other liabilities	315	315
Total liabilities	29,181	17,449
Commitments and contingencies (see Note 16)
Stockholders’ equity *
Series A Convertible Preferred Stock, $0.01 par value per share; 6,968 shares authorized; 6,673 issued and none outstanding	—	—
Series C Junior Preferred Stock, $0.01 par value per share; 300,000 shares authorized; none issued and outstanding	—	—
Series D Convertible Preferred Stock, $0.01 par value per share; 500,000 shares authorized; 480,417 shares issued and 425,750 shares outstanding as of both periods with a liquidation value of $20,436	4	4
Series E Convertible Preferred Stock, $0.01 par value per share, 2,397,060 shares authorized; 967,742 issued and outstanding as of both periods with a liquidation value of $3,000	10	10
Series F Convertible Preferred Stock, $0.01 par value per share, 9,000 shares authorized; 8,996 shares issued and outstanding at September 30, 2019 and none at December 31, 2018 with a liquidation value of $900	—	—
Common Stock, $0.01 par value per share; 150,000,000 shares authorized; 2,918,169 and 1,761,802 issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	363	352
Additional paid-in capital	301,601	295,904
Accumulated deficit	(301,068)	(286,913)
Accumulated other comprehensive loss	(360)	(251)
Total stockholders’ equity attributable to common shareholders	550	9,106
Noncontrolling interests	3,987	4,029
Total stockholders’ equity	4,537	13,135
Total liabilities and stockholders’ equity	$33,718	$30,584

*Adjusted, where applicable, to reflect the impact of the 1:20 reverse stock split that became effective on February 22, 2019.

The accompanying notes form an integral part of these consolidated condensed financial statements.

XpresSpa Group, Inc. and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenue
Services	$10,230	$10,391	$30,704	$31,220
Products	2,301	2,531	5,781	6,540
Other	—	—	1,184	800
Total revenue	12,531	12,922	37,669	38,560
Cost of sales
Labor	5,842	5,997	17,507	18,697
Occupancy	1,894	1,996	5,811	6,216
Products and other operating costs	1,953	1,992	5,322	5,208
Total cost of sales	9,689	9,985	28,640	30,121
General and administrative	3,108	3,943	9,204	12,443
Depreciation and amortization	1,464	1,879	4,692	5,375
Impairment of assets	106	—	936	—
Impairment of goodwill	—	—	—	19,630
Total operating expenses	14,367	15,807	43,472	67,569
Operating loss from continuing operations	(1,836)	(2,885)	(5,803)	(29,009)
Interest expense	(780)	(624)	(2,052)	(1,212)
Other non-operating income (expense), net	(2,161)	378	(5,817)	877
Loss from continuing operations before income taxes	(4,777)	(3,131)	(13,672)	(29,344)
Income tax benefit	143	66	101	198
Loss from continuing operations after income taxes	(4,634)	(3,065)	(13,571)	(29,146)
Loss from discontinued operations, net of income taxes	—	—	—	(1,115)
Net loss	(4,634)	(3,065)	(13,571)	(30,261)
Net income attributable to noncontrolling interests	(210)	(122)	(584)	(382)
Net loss attributable to common shareholders	$(4,844)	$(3,187)	$(14,155)	$(30,643)
Loss from continuing operations	$(4,634)	$(3,065)	$(13,571)	$(29,146)
Other comprehensive income (loss) from continuing operations	82	(3)	(109)	(205)
Comprehensive loss from continuing operations	(4,552)	(3,068)	(13,680)	(29,351)
Comprehensive loss from discontinued operations	—	—	—	(1,115)
Comprehensive loss	$(4,552)	$(3,068)	$(13,680)	$(30,466)
Loss per share attributable to common shareholders
Loss per share from continuing operations	$(1.68)	$(2.25)	$(6.33)	$(21.66)
Loss per share from discontinued operations	—	—	—	(.82)
Basic and diluted net loss per common share	$(1.68)	$(2.25)	$(6.33)	$(22.48)
Weighted-average number of shares outstanding during the period*:
Basic	2,875,501	1,417,614	2,236,323	1,363,440
Diluted	2,875,501	1,417,614	2,236,323	1,363,440

*Adjusted to reflect the impact of the 1:20 reverse stock split that became effective on February 22, 2019.

The accompanying notes form an integral part of these consolidated condensed financial statements.

Q3 2019 Adjusted EBITDA (loss)

(amounts in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenue
Services	$10,230	$10,391	$30,704	$31,220
Products	2,301	2,531	5,781	6,540
Other	—	—	1,184	800
Total revenue	12,531	12,922	37,669	38,560

Cost of sales
Labor	5,842	5,997	17,507	18,697
Occupancy	1,894	1,996	5,811	6,216
Products and other operating costs	1,953	1,992	5,322	5,208
Total cost of sales	9,689	9,985	28,640	30,121
Depreciation, amortization and impairment
Depreciation and amortization	1,464	1,879	4,692	5,375
Impairment of assets	106	—	936	—
Impairment of goodwill	—	—	—	19,630
Total depreciation, amortization and impairment	1,570	1,879	5,628	25,005

Total general and administrative expense	3,108	3,943	9,204	12,443

Loss from continuing operations	(1,836)	(2,885)	(5,803)	(29,009)
Interest expense	(780)	(624)	(2,052)	(1,212)
Other non-operating income (expense), net	(2,161)	378	(5,817)	877

Loss from continuing operations before income taxes	(4,777)	(3,131)	(13,672)	(29,344)
Income tax benefit	143	66	101	198
Loss from continuing operations	(4,634)	(3,065)	(13,571)	(29,146)
Loss from discontinued operations, net of income taxes	—	—	—	(1,115)
Net loss	(4,634)	(3,065)	(13,571)	(30,261)
Net income attributable to noncontrolling interests	(210)	(122)	(584)	(382)
Net loss attributable to common shareholders	$(4,844)	$(3,187)	$(14,155)	$(30,643)

Operating loss from continuing operations	$(1,836)	$(2,885)	$(5,803)	$(29,009)
Add back:
Depreciation, amortization and impairment of assets	1,570	1,879	5,628	5,375
Financing transaction, acquisition integration and other one-time costs	138	452	363	1,057
Goodwill impairment	—	—	—	19,630
Stock-based compensation expense	35	194	266	765
Less:
Net income attributable to noncontrolling interests	(210)	(3)	(584)	(382)

Adjusted EBITDA (loss)	$(303)	$(363)	$(130)	$(2,564)

Same Store Sales

We use GAAP and non-GAAP measurements to assess the trends in our business, including comparable store sales, a non-GAAP measure we define as current period sales from stores opened more than 12 months compared to those same stores’ sales in the prior year period (“Comp Store Sales”). The measurement of Comp Store Sales on a daily, weekly, monthly, quarterly and year-to-date basis provides an additional perspective on XpresSpa’s total sales growth when considering the influence of new unit contribution. Revenue from Comp and Non-Comp Store sales is presented below:

	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018			% Inc/(Dec)
	Comp Store	Non-Comp Store	Total	Comp Store	Non-Comp Store	Total	Comp Store
Products and Services	$35,642	$843	$36,485	$34,878	$2,882	$37,760	2.2%

Comp Store Sales increased 2.2% during the nine months ended September 30, 2019 as compared to the same period in 2018. XpresSpa had 51 open locations during the nine months ended September 30, 2019 and 57 open locations during the comparable period of 2018. Comp Store sales increased despite having six fewer stores open primarily due to an increase in the average ticket per transaction and by fixing retail supplier issues and upselling services.

We plan to grow XpresSpa by continuing to focus on spa-level productivity and leveraging retail partnerships to increase units per transaction, which will contribute to the growth of the Comp Store Sales and through the opening of new locations.